Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2008	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	14%	1/31/90	$6,689,802	7/1/04	$7,109,800	$952,801
2100 Space Park Drive (Formerly Boeing at the Atrium)	71%	60%	4/3/89	$12,776,245	N/A	N/A	N/A
Brookwood Grill	SOLD	59%	1/31/90	$1,819,463	7/1/04	$2,390,200	$1,368,615
Cherokee Commons	SOLD	51%	6/9/87	$8,907,596	10/1/01	$8,660,000	$4,275,779
Heritage Place – Office	SOLD	46%	9/4/86	$8,199,973	5/10/06	$4,215,000	$1,834,371
Heritage Place – Retail	SOLD	46%	9/4/86	$3,025,896	4/7/03	$3,400,000	$1,460,790
Louis Rose	0%	95%	5/9/88	$8,567,815	N/A	N/A	N/A
WEIGHTED AVERAGE	36%

*	The Acquisition Price does not include the up-front sales charge.

FUND FEATURES

OFFERING DATES	September 1986 – September 1988
PRICE PER UNIT	$250
A/B STRUCTURE	A’s – Cash available for distribution up to 8% B’s – Net loss until capital account reaches zero + Cash available for distribution over first 8%, up to 8%
A/B RATIO AT CLOSE OF OFFERING	78% to 22%
AMOUNT RAISED	$34,948,250

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended September 30, 2008. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund II is in the disposition-and-liquidation phase of its life cycle, with only two assets remaining in the Fund. We are aggressively pursuing leasing opportunities for 2100 Space Park Drive and the Louis Rose property, which we believe will ultimately result in better sale prices for our investors. The 2100 Space Park Drive property is currently 71% leased, only a few months after Boeing’s expiration. The new tenants are Hoyer Global and Lockheed Martin Corporation. We also are pursuing sales of the Louis Rose and 2100 Space Park Drive properties in an “as-is” condition.

With a number of properties sold, the General Partners are currently reserving operating cash (see “Estimated Annualized Yield” table) and the remaining net sale proceeds to fund the re-leasing costs, capital improvements, and/or closing costs anticipated for the Louis Rose and 2100 Space Park Drive properties.

Further, the General Partners anticipate continuing to hold operating distributions until Louis Rose and 2100 Space Park Drive are fully re-leased or sold. Once the outcome of the re-leasing and disposition efforts is known, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•

The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $952,801 in net sale proceeds has been allocated to Fund II. Of these proceeds, $5,278 was used to pay property management fees that had accrued since 1987, and $97,161 was used to fund lobby renovations at 2100 Space Park Drive plus joint venture operating costs. A distribution of $684,567 was made to the limited partners in November 2006. The remaining proceeds have been reserved to fund the re-leasing and/or closing costs anticipated for the Space Park Drive and Louis Rose properties.

•

The 2100 Space Park Drive property (formerly Boeing at the Atrium) is currently 71% leased to Hoyer Global through 2015 and to Lockheed Martin Corporation until October 2013. We are continuing to market the remainder of the space for lease.

•

The Brookwood Grill property was sold on July 1, 2004, and $1,368,615 in net sale proceeds has been allocated to Fund II. Of these proceeds, $7,675 was used to pay property management fees that had accrued since 1987, and $139,564 was used to fund lobby renovations at 2100 Space Park Drive and joint venture operating expenses. A distribution of $983,227 was made to the limited partners in November 2006. The remaining proceeds have been reserved to fund the re-leasing and/or closing costs anticipated for the 2100 Space Park Drive and Louis Rose properties.

•

The Cherokee Commons property was sold in 2001, and $4,275,779 of the net sale proceeds was allocated to the Fund. A portion of the proceeds, $1,136,753, was used to fund the Partnership’s pro-rata share of re-leasing costs at the Boeing property in 2002 and 2003. In addition, $243,863 was used to pay property management fees that had accrued since 1987. The remaining proceeds were distributed to the limited partners in November 2006.

•

Heritage Place originally included both an office component and a retail shopping center. The retail center, which represented approximately 30% of the premises, was sold in 2003, and net sale proceeds of $1,460,790 were allocated to the Fund. Of these proceeds, $23,749 was used to pay property management fees that had accrued since 1987. The remaining proceeds were distributed in November 2006. The office component at Heritage Place was sold in May 2006, and the net sale proceeds of $1,834,371 have been reserved to fund the re-leasing costs and/or closing costs anticipated for the 2100 Space Park Drive and Louis Rose properties.

•	The Louis Rose property is currently vacant. We are aggressively working on re-leasing or selling the building.

For a more detailed quarterly financial report, please refer to Fund II’s most recent 10-Q filing, which can be found on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/07(3)
PER “A” UNIT	$250	$230.23	N/A	$0	$85.91
PER “B” UNIT	$250	$12.51	$183.17	$188.37	$95.41

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.
(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2007 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2008	Reserved	Reserved	Reserved
2007	Reserved	Reserved	Reserved	Reserved	0.00%
2006	Reserved	Reserved	Reserved	Reserved	0.00%
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	Reserved	Reserved	Reserved	Reserved	0.00%
2002	Reserved	Reserved	Reserved	Reserved	0.00%
2001	7.00%	3.50%	2.75%	Reserved	3.31%
2000	7.00%	7.25%	7.00%	7.00%	7.06%
1999	5.96%	5.49%	6.50%	7.00%	6.24%
1998	5.64%	5.96%	5.68%	4.96%	5.56%
1997	Reserved	Reserved	4.84%	4.76%	2.40%
1996	7.32%	6.72%	2.24%	2.24%	4.63%

TAX PASSIVE LOSSES—CLASS “B” PARTNERS

2007	2006		2005	2004		2003	2002
0.00%	-22.07	%**	3.94%	-4.05	%**	0.00%	0.00%

*	The calculation is reflective of the $250 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPMPFLYI0810-0939	© 2008 Wells Real Estate Funds